ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of this 8th day of October, 1998 by and between Linvatec Corporation, a Florida corporation (the "Linvatec"), and Minnesota Mining and Manufacturing Company, a Delaware corporation ("3M").

                  WHEREAS, 3M, through its Medical Surgical Division (the "Division"), engages in the business of manufacturing and selling certain arthroscopic fluid control products and directly associated arthroscopic instruments (the manufacture and sale of such products through such Division being herein called the "Business"). Arthroscopy is the endoscopic examination of the interior of a joint, and a joint is the articulating surfaces between bones. Obviously, arthroscopic products do not include the so-called carpal tunnel release system or similar products, which are not used in joints.

                  WHEREAS, 3M now desires to exit the Business without interrupting the availability of products and customer support and Linvatec desires to purchase and acquire the assets of the Business, all on the terms and conditions set forth in this Agreement.

                  WHEREAS,  Linvatec wishes to purchase the Business in a manner
that  causes  as  little   disruption  as  possible  to  customers  of  and  the
profitability of the Business.

                  WHEREAS, 3M now desires to sell and Linvatec desires to purchase and acquire certain assets of the Business, all on the terms and conditions set forth in this Agreement.

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

                                    ARTICLE I
                                   Definitions

                  1.01 Purchased Assets. The term "Purchased Assets" or any variation thereof as used in this Agreement shall mean the assets to be sold, assigned, transferred and conveyed by 3M to Linvatec pursuant to Article II hereof.

                  1.02 3M Products. The term "3M Products" or "3M Product Line" or any variation thereof as used in this Agreement shall mean those 3M products manufactured or sold through the Division described in the attached Schedule
1.02. .

                  1.03 Assumed Liabilities. The term "Assumed Liabilities" or any variation thereof as used in this Agreement shall mean the liabilities and obligations to be assumed by Linvatec pursuant to Article IV hereof.

                  1.04 Purchased Intellectual Property. The term "Purchased Intellectual Property" means patents, patent applications, utility model registrations, design patents, trademarks (if any), trade secrets and know-how owned by 3M on the Closing Date that directly and solely relate to the Business as conducted on the Closing Date and are listed in Schedule 1.04, but excluding components and materials supplied to the Business by other businesses of 3M.

                  1.05 Licensed Intellectual Property. The term "Licensed Intellectual Property" means patents, patent applications, utility model registrations, design patents, trade secrets and know-how owned by 3M on the Closing Date that are used directly in both the Business as conducted on the Closing Date and 3M's cardiovascular perfusion/surgical business, but excluding Components and Materials supplied to the Business by other businesses of 3M.

                  1.06 IP Agreements. The term "IP Agreements" means those agreements licensing patents to or from 3M that directly and solely relate to the Business as conducted on the Closing Date and are listed in Schedule 1.06, excluding however supplier, distribution, consulting and confidentiality agreements.

                  1.07 Sublicensed IP Agreement. The term "Sublicensed IP Agreement" means the Automotive Supplier Agreement dated 22nd September 1998 between the Lemelson Medical, Education and Research Foundation, Limited Partnership and 3M.

                  1.08 Adverse Material Change. The term "Adverse Material Change" shall mean any change that significantly affects the valuation of the Business.

                                   ARTICLE II
                                 Sale of Assets

                  2.01 Purchased Assets. Subject to the terms and conditions hereof, 3M agrees to sell, assign, transfer and convey to Linvatec, and Linvatec agrees to purchase and acquire from 3M, at the Closing (as hereinafter defined) on the Closing Date (as hereinafter defined), all of 3M's right, title and interest, if any, immediately prior to the effective time of the Closing in and to the following assets wherever located:

(a)      the fixed assets, machinery, manufacturing equipment, laboratory and test equipment and 3M Product specifications, drawings and manufacturing processes documents and office equipment used in the Business as specified in Schedule 2.01(a).

(b)      [intentionally deleted]

(c)      Purchased Intellectual Property as provided in Article VI; and

(d)      the records  directly and solely related to the 3M Product Line and the
                  Purchased Assets.

(e)      the purchase orders directly and solely related to the 3M Product Line, the Purchased Assets or the Business issued by or to 3M in the ordinary course of business;

(f)      Subject to Section VI (Intellectual  Property),  the leases,  contracts and written agreements related to the 3M Product Line, the Purchased Assets or the Business as conducted on the Closing Date to the extent transferable (all non-assignable contracts are identified in Schedule 2.01(f) (Non-assignable contracts)), with 3M being required to secure the assignment or transfer of all such agreements pursuant to Section 8.03.

                  2.02 Excluded Assets. It is understood and agreed that the following assets of the Business are excluded from the Purchased Assets: (i) cash; (ii) accounts receivable; and (iii) any items listed in Schedule 2.02 (Excluded Assets).

                  2.03 [Intentionally excluded]

                  2.04 Retention of Certain Records. It is understood and agreed that 3M reserves the right to retain copies or written records of the items referred to in Sections 2.01(c) and (d) for the purpose of defending any claims, losses, causes of action or lawsuits, including those related to the sale of the 3M Product Line by 3M, and for the purpose of preparing any tax returns or financial statements or reports, provided that 3M shall maintain the confidentiality of such documents and shall promptly notify Linvatec of any lawsuit or claim served upon 3M relating to the Business and/or records or documents.

                                   ARTICLE III
                                 Purchase Price

                  3.01 Purchase Price and Payment. ln consideration for the Purchased Assets, Linvatec agrees to pay to 3M seventeen million five hundred thousand Dollars ($17,500,000.00) (the "Purchase Price"). The Purchase Price shall be payable in cash at the Closing by wire transfer of immediately available federal funds to 3M at Norwest Bank, Minnesota, N.A., Minneapolis, Minnesota, ABA #091 000 019, credit to 3M General Account #30103.

                  3.02 Allocation of Total Purchase Price. It is understood and agreed by the parties that, except as hereinafter provided, the Purchase Price shall be allocated among the Purchased Assets in accordance with the attached Exhibit A, and that said allocation will be used for state and federal tax purposes. Each party acknowledges that such allocation is consistent with the requirements of Section 1060 of the Internal Revenue Code 1986, as amended, and the regulations thereunder. Each party agrees (i) to jointly complete and separately file Form 8594 with its federal income tax return for the tax year in which the Closing Date occurs, and (ii) that such party will not take a position on any income, transfer or gains tax return before any governmental agency charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of such allocation without the written consent of the other party. Notwithstanding anything to the contrary provided herein, neither party shall be bound by such allocation in the event the Internal Revenue Service or another tax authority successfully challenges the allocation. In the event of any challenge to such allocation by the Internal Revenue Service or another tax authority, the parties will give each other notice of the challenge and advise each other periodically of the status of such challenge and reasonably cooperate with each other with respect to such challenge.

                  3.03 Sales, Use and Transfer Taxes. Linvatec shall be responsible for all sales, use and transfer taxes, deed taxes and recording fees, if any, in each case applicable to the sale and transfer of the Purchased Assets hereunder. Linvatec will furnish 3M at the Closing with properly executed exemption certificates, dated the Closing Date, relating to the supplies and manufacturing equipment being transferred pursuant to this Agreement as to which Linvatec is claiming an exemption from sales, use or other transfer taxes.

                                   ARTICLE IV
                            Assumption of Liabilities

                  4.01 Assumption of Liabilities. Subject to the terms and conditions hereof and subject to Article VI (Intellectual Property), at the Closing, Linvatec shall assume and agree to carry out and perform all of the following liabilities and obligations which have not been paid, performed or discharged prior to the effective time of the Closing by 3M:

(a)      all  obligations  of 3M payable or  performable  after the Closing Date under any of the licenses, purchase orders, leases, contracts, or written agreements included in the Purchased Assets, but excluding raw material and component parts purchases made by 3M in connection with 3M's performance under the Supply Agreement, (collectively, the "Contracts"), the Sublicensed IP Agreement and the IP Agreements;

(b)      all warranty  obligations  of 3M with respect to 3M Products sold on or prior  to the  Closing  Date,  as set  forth  in the  attached
                  Schedule 4.01(b); and

(c)      such other  liabilities of the Business related to the 3M Product Line, the Purchased Assets or the Business arising after the Closing.

(d)      the language of Section 4.01(a)-(c) notwithstanding, Linvatec shall not be responsible for any taxes or liens upon the Purchased Assets that arise from pre-Closing facts or circumstances.

                                    ARTICLE V
                         Representations and Warranties

                  5.01 3M Representations. 3M hereby represents and warrants as follows:

(a)      Organization  of  3M.  3M  is a  corporation  duly  organized,  validly existing and in good standing under the laws of the State of Delaware

(b)      Authority of 3M. 3M has full corporate  power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents (as hereinafter defined) to be entered into by it at the Closing, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of 3M. This Agreement has been duly executed and delivered by 3M, and (assuming due authorization, execution and delivery hereof by Linvatec) is the valid and binding obligation of 3M enforceable against 3M in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting creditors' rights generally or by general principles of equity.) Upon execution and delivery thereof by 3M at the Closing (and assuming due authorization, execution and delivery thereof by Linvatec, to the extent applicable), each of the Transaction Documents to be entered into by 3M at the Closing will be the valid and binding obligation of 3M enforceable against 3M in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity).

(c)      Title to  Purchased  Assets.  Except as set forth in Schedule  5.01(c),
                  Article VI (Intellectual Property) or elsewhere in this Agreement, 3M has or will have at the Closing title to the Purchased Assets, free and clear of all mortgages, liens, security interests, claims, tax liabilities, charges and encumbrances.

(d)      Contracts.  The attached Schedule 5.01(d) lists, as of the date of this
                  Agreement, all leases, contracts, agreements and commitments related to the 3M Product Line, other than those IP agreements listed on Schedule 1.06, the Purchased Assets or the Business to which 3M is a party or by which 3M is bound and which involve payments of more than $10,000 per annum, excluding purchase orders issued by or to 3M in the ordinary course of business.

(e)      No  Brokers.  With  respect to the  transactions  contemplated  by this
                  Agreement, 3M has not dealt with or been contacted by any finder or broker and is not in any way obligated to compensate such persons.

(f)      Compliance  with  Law.  To  3M's  knowledge,  the  Business  is  not in violation of any law, ordinance or regulation of any governmental entity, which violations would have Adverse Material Change. To 3M's knowledge, all governmental approvals, permits, licenses and other authorizations required in connection with the conduct of any material aspect of the Business (collectively, "Governmental Authorizations") have been obtained and are in full force and effect and are being complied with in all material respects. However, 3M has the authorization to CE mark only model 83100 tubesets. 3M has not received any written notification of any asserted past or present violation in connection with the conduct of the Business of any law, ordinance or regulation, which violation would have a Adverse Material Change, or any written complaint, inquiry or request for information from any governmental entity relating thereto. 3M represents that to 3M's knowledge none of the 3M Products are subject to a recall, or need to be recalled.

(g)      FDA  Approval  Status.  3M  warrants  that  to 3M's  knowledge,  all 3M
                  Products including any accessories currently are being marketed in compliance with all Food and Drug Act and other legal requirements.

(h)      Completeness of Purchased  Assets.  The Purchased Assets constitute all assets necessary for 3M, or used by 3M in, the conduct of the Business, particularly the manufacture of the 3M Products, except those assets identified on Schedule 2.02 as the Excluded Assets or intellectual property, which is governed by
                  Article VI.

(i)      Financials. The financial statements provided by 3M and attached hereto as Schedule 5.01(i) are true and accurate in all material respects, have been derived from the books and records of 3M that have been prepared and maintained in accordance with Generally Accepted Accounting Principles (GAAP).

(j)      Claims  Status.  3M is unaware of any  claims  that are being  asserted other than those already disclosed, with respect to product liability, regulatory or other claims.

(k)      Intellectual  Property.  3M's disclaims any  representation or warranty provided in this Agreement as it might be construed to apply to intellectual property except as provided in Article VI (Intellectual Property).

                  5.02 Linvatec Representations. Linvatec hereby represents and warrants as follows:

(a)      Organization  of Linvatec.  Linvatec is a corporation  duly  organized, validly existing and in good standing under the laws of the State of Florida.

(b)      Authority of Linvatec.  Linvatec has full corporate power and authority to execute, deliver and perform this Agreement and each of the Transaction Documents to be entered into by it at the Closing, and such execution, delivery and performance have been duly authorized by all necessary and proper corporate action of Linvatec. This Agreement has been duly executed and delivered by Linvatec, and (assuming due authorization, execution and delivery hereof by 3M) is the valid and binding obligation of Linvatec enforceable against Linvatec in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency moratorium and other similar laws affecting creditors' rights generally or by general principles of equity). Upon execution and delivery thereof by Linvatec at the Closing (and assuming due authorization, execution and delivery thereof by 3M, to the extent applicable), each of the Transaction Documents to be entered into by Linvatec at the Closing will be the valid and binding obligation of Linvatec enforceable against Linvatec in accordance with its terms (except as such enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting creditors' rights generally or by general principles of equity).

(c)      Financial  Ability of  Linvatec.  Linvatec  has  available  cash and/or existing committed borrowing facilities sufficient to enable it to consummate the transactions contemplated by this Agreement.

(d)      No  Brokers.  With  respect to the  transactions  contemplated  by this
                  Agreement, Linvatec has not dealt with or been contacted by any finder or broker and is not in any way obligated to compensate such persons.

                                   ARTICLE VI
                              Intellectual Property

                  6.01 Intellectual Property Recitals. The transfer of intellectual property, and any representations or warranties regarding intellectual property by 3M, are exclusively controlled by this Article. 3M disclaims any warranty or representation provided elsewhere in this Agreement as it might be construed to apply to intellectual property owned, licensed or controlled by 3M or any third party intellectual property right. Except as provided in this Article, intellectual property is being transferred or licensed on an "AS IS" basis. The general intent of this Article is to transfer or license to Linvatec sufficient intellectual property rights (to the extent transferable) that are owned or licensed to 3M to allow Linvatec to conduct the Business in the same manner it was conducted by 3M on the Closing Date, excluding however intellectual property rights relating to components or materials supplied to the Business by other businesses of 3M. This also means, however, that if 3M has or is infringing any third party intellectual property right on or before the Closing Date, Linvatec does not expect to be put into a better position relative to such third party intellectual property right than 3M is on the Closing Date, and that Linvatec will be responsible for any infringement of third party intellectual property rights on products sold after the Closing Date.

                  6.02 Purchased Intellectual Property. Subject to the terms and conditions hereof, 3M agrees to sell, assign, transfer and convey to Linvatec, and Linvatec agrees to purchase and acquire from 3M, at the Closing on the Closing Date, all of 3M's right, title and interest, if any, immediately before the effective time of the Closing in and to the following assets:

(a)      The technology and know-how within Purchased  Intellectual  Property to the extent transferable by 3M, subject to a worldwide, non-exclusive, royalty-free, assignable license, with the right to sublicense, from Linvatec back to 3M of any technology and know-how within the field of cardiovascular perfusion products and equipment and cardiovascular surgical products and equipment;

(b)      The patents,  applications for patents, utility model registrations and design patents within Purchased Intellectual Property, subject to a worldwide, non-exclusive, royalty-free, assignable license, with the right to sublicense, from Linvatec back to 3M of any such rights within the field of cardiovascular perfusion products and equipment and cardiovascular surgical products and equipment, and subject to any agreement listed in
                  Schedule 1.06 (If any royalties are due to a third party under an IP Agreement due to 3M's sales under its license provided herein, however, 3M will pay those royalties to Linvatec so that they may be passed through to the third party);

(c)      Any unregistered  trademarks (and the goodwill of the business in which any such trademarks are used and which is symbolized by said trademarks), if any, and copyrights within Purchased Intellectual Property to the extent transferable by 3M, subject to any agreement listed in Schedule 1.06.

(d)      Any IP Agreement to the extent transferable by 3M. 3M's obligation with respect to transferability of any IP Agreement are provided in
                  Section 8.03 (Unassignable Contracts) to the extent the mechanism provided in Section 8.03 would not constitute a breach of the IP Agreement.

                  6.03 Licensed Intellectual Property. Effective on the Closing Date, 3M hereby grants to Linvatec a fully-paid up, non-cancelable, worldwide, non-exclusive license under Licensed Intellectual Property to use such rights within the field of orthopedic devices, including without limitation the right to make, have made, use, sell, offer for sale, lease, import, export or otherwise dispose of products, and the right to sublicense to customers or suppliers as part of the manufacture or sale of products, or assign such license to any assignee or successor of the Business. It is believed that there are no patents, patent applications, utility model registrations, or design patents within Licensed Intellectual Property, and thus this Section shall be construed to grant the described license to the extent that the parties discover that this belief is incorrect. Various products of the Business are manufactured or assembled at a common site with 3M's cardiovascular perfusion/surgical products business, and there may be trade secrets and know-how within Licensed Intellectual Property that apply or are applicable to both the Business and 3M's cardiovascular perfusion/surgical products business. This Section will be construed to allow Linvatec and 3M to use such trade secrets and know-how within their respective fields without breaching this Agreement or being sued for misappropriation or infringement by the other party.

                  6.04 Trade Name and Trademark Restrictions. It is understood and agreed that this Agreement does not constitute an agreement to transfer to Linvatec the right to use: (i) the name 3M, (ii) any 3M corporate logo alone, or
(iii) any combination of any other mark or symbol with any of the marks identified in Sections 6.04(i) or 6.04(ii), except as provided in Section 6.05.

                  6.05 Removal of 3M Trade Names. Within a reasonable period of time not to exceed 120 days after expiration or termination of the Supply Agreement but in no event longer than eighteen months after the Closing Date, Linvatec shall remove all trade names and trademarks of 3M not included in the Purchased Assets from all assets transferred to Linvatec hereunder; provided, however, that it is understood and agreed that with respect to product literature and other assets where removal of such trade names or trademarks would result in damage to such asset, Linvatec may instead relabel such assets to conceal such trade names or trademarks.

                  6.06 Intellectual Property Agreement Assumptions. Linvatec agrees to assume all of 3M's obligations, duties, liabilities and commitments pursuant to the IP Agreements including but not limited to any obligation for 3M to pay any royalty. Linvatec agrees to forever hold 3M harmless, defend 3M and indemnify 3M for any damages, penalties or expenses incurred, including reasonable attorney expenses, with respect to any claim or cause of action of any description (regardless of the theory of liability) related to the alleged breach of Linvatec's or 3M's or assumed obligations under the IP Agreements. Without limiting the generality of the previous portion of this section, Linvatec agrees to forever hold 3M harmless, defend 3M and indemnify 3M for any damages with respect to a) any cause of action alleging that any third party is entitled to a royalty for sales after the Closing Date pursuant to the IP Agreements, or b) any cause of action for a breach of any of the IP Agreements arising out of this Agreement or the assignment of any IP Agreement to Linvatec. The consideration paid by Linvatec for the transfer of the IP Agreements shall include the assumption by Linvatec of the duties, liabilities, obligations and commitments relating to the Intellectual Property Agreements as set forth in this Section of the Agreement.

                  6.07 Warranties. 3M hereby warrants and represents, to its knowledge, as follows:

(a)      3M has title to the patents,  patent  applications,  design patents and utility model registrations listed in Schedule 1.04. In addition, such title is subject to or encumbered by the agreements listed in Schedule 1.06;

(b)      Neither  3M's  Office of  Intellectual  Property  Counsel nor 3M senior executive management have received any unresolved written claim since October 1, 1992 from any third party charging 3M with infringement of any intellectual property right in connection with 3M's conduct of the Business, except as provided in Schedule 6.07(b);

(c)      Schedule   1.04   represents  a  complete   list  of  patents,   patent
                  applications, design patents and utility model registrations for which 3M has title that directly and solely relate to the Business as conducted on the Closing Date, except for any patent, patent application, design patent and utility model registration for which 3M requested an outside counsel or International patent firm to abandon more than six (6) months before the Closing Date;

(d)      Schedule 1.06 represents a complete list of IP Agreements; and

(e)      3M's  Office of  Intellectual  Property  Counsel has not  received  any unresolved written claim since October 1, 1996 from any third party claiming 3M is in breach of any IP Agreement in connection with 3M's conduct of the Business, except as provided in Schedule 6.07(e).

                  6.08 Notice, Correction of Schedules. Linvatec will provide 3M with prompt written notice identifying any item not listed on Schedule 1.04, 1.06, 6.07(b) or 6.07(e) that Linvatec comes to believe belongs on Schedule 1.04, 1.06, 6.07(b) or 6.07(e) along with an explanation as to why such missing item belongs on Schedule 1.04, 1.06, 6.07(b) or 6.07(e). If 3M and Linvatec agree that such item should have been listed, then 3M will use its best efforts to provide a revised Schedule listing the missing item, subject to Section 8.03 (Unassignable Contracts) to the extent Section 8.03 would not constitute a breach of any agreement that belongs on Schedule 6.07(b). At any time before the Closing Date, 3M will have the unilateral right to add items to Schedules 1.04, 1.06, 6.07(b) or 6.07(e), although Linvatec will have the right to terminate this Agreement pursuant to Section 11.01(e) if such addition constitutes an Adverse Material Change.

                  6.09 Disclaimers. LINVATEC ACKNOWLEDGES THAT 3M HAS DISCLAIMED
(i) ANY REPRESENTATION OR WARRANTY OF INVENTORSHIP, TRANSFERABILITY, VALIDITY, ORIGINALITY, ENFORCEABILITY, RELATIONSHIP TO ANY OTHER INTELLECTUAL PROPERTY (E.G., WHETHER PATENTS ARE COUNTERPARTS OR EQUIVALENTS), NON-INFRINGEMENT, RIGHT-TO-PRACTICE, SCOPE, STATUS (PENDING OR ISSUED) OR PRIORITY OF ANY INTELLECTUAL PROPERTY RIGHT AND ANY AGREEMENT RELATING TO INTELLECTUAL PROPERTY;
(ii) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO RIGHT TO PRACTICE AND WHETHER ANY THIRD PARTY INTELLECTUAL PROPERTY RIGHT IS OR WOULD BE INFRINGED BY THE BUSINESS, 3M PRODUCTS OR 3M PRODUCT LINE, AND (iii) ANY REPRESENTATION OR WARRANTY REGARDING THE STATUS OF ANY IP AGREEMENT (FOR EXAMPLE, WHETHER THE AGREEMENT IS BEING BREACHED).

                  6.10 Assignment Documents. Linvatec agrees to deliver to 3M at the Closing assignment or transfer documents consistent with this Agreement and reasonably acceptable to 3M of patents, patent applications, utility model registrations, design patents, patent licenses assigned in this Article.

                  6.11 No Implied IP Transfers. It is expressly understood and agreed that, other than the intellectual property expressly identified in
Article VI of this Agreement (and related Schedules thereof), this Agreement does not transfer to Linvatec any interest in any intellectual property rights.

                  6.12 Dispute Resolution. Any dispute regarding the terms or conditions of this Article or either party's performance or alleged breach of any term or condition of this Article will be subject to the dispute resolution provisions of section 11.02 except that 3M's Medical Markets Group Intellectual Property Counsel will be substituted for the Medical Markets Group Counsel in section 11.02(a).

                  6.13 Indemnity, Notice. This Article will be subject to the provisions of Article X. In addition, effective eighteen months after the Closing Date, Linvatec hereby releases 3M from any claim (whether known or unknown) relating to intellectual property or this Article that is not the subject of written notice provided to: Chief Intellectual Property Counsel, 3M Office of Intellectual Property Counsel, P.O. Box. 33427, St. Paul, Minnesota 55133-3427, before eighteen months after the Closing Date.

                  6.14. Sublicensed Intellectual Property. Effective on the Closing Date, 3M grants to Linvatec a non-exclusive, fully paid-up sublicense under the Sublicensed IP Agreement with respect to the 3M Product Line to the extent permitted in the provisions of such Sublicensed IP Agreement relating to 3M's sale of a product line to a third party. 3M will make the payment due under section 5.b. of the Sublicensed IP Agreement on or before January 15, 1999.

                  6.15 Other 3M Patent. Effective on the Closing Date, 3M agrees and covenants not to sue Linvatec with respect to Linvatec's use (if any) of the method claimed in US Patent No. 4,806,730 in Linvatec's conduct of the Business. This covenant will also cover suppliers of Linvatec to the extent they practice this method to supply Linvatec's needs with respect to the Business. This covenant will be transferable by Linvatec to any assignee or successor of the Business.

                                   ARTICLE VII
                              Conditions to Closing

                  7.01 Conditions to Linvatec's Obligations. The obligations of Linvatec to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by Linvatec at or prior to the Closing of the following conditions:

(a)      Each of the  representations  and  warranties  of 3M  contained in this
                  Agreement shall be true in all material respects as of the Closing with the same effect as though such representations and warranties have been made as of the Closing, except for any variations therein resulting from actions contemplated or permitted by this Agreement, and each of the covenants to be performed by 3M at or before the Closing pursuant to the terms hereof shall have been duly performed in all material respects. Linvatec shall have been furnished with a certificate of 3M, executed on its behalf by an appropriate officer of 3M and dated the Closing Date, certifying to the foregoing effects.

(b)      No action,  suit or proceeding by any  governmental  authority shall be pending against Linvatec or 3M which seeks to prevent the consummation of the transactions contemplated by this Agreement, and no injunction or order for any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation by Linvatec or 3M of the transactions contemplated by this Agreement.

(c)      Any   waiting   period   (and  any   extension   thereof)   under   the
                  Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the acquisition of the Purchased Assets contemplated hereby shall have expired or been terminated.

(d)      3M and Linvatec  shall have executed a supply  agreement in the form of
                  Exhibit B ("Supply Agreement") to ensure a smooth transition during that period between the Closing and the commencement of manufacturing by Linvatec.

(e) Linvatec shall have received from 3M:

                  (i)      A Bill of Sale in the form of Exhibit C.

                  (ii)     Certificate of Good Standing.

                  (iii)    Certified   copies  of  3M's  corporate   resolutions
                           authorizing the transaction contemplated hereby and by the Supply Agreement.

(f)      3M shall have  completed  Schedule 2.02  (Excluded  Assets).  Any items added by 3M to Schedule 2.02 between the signing of this Agreement and the Closing must be approved by Linvatec, which will not withhold its approval unreasonably.

                  7.02 Conditions to Obligations of 3M. The obligations of 3M to be performed at the Closing shall be subject to the satisfaction or the waiver in writing by 3M at or prior to the Closing of the following conditions:

(a)      Each of the  representations  and  warranties of Linvatec  contained in this Agreement shall be true in all material respects as of the Closing with the same effect as though such representations and warranties had been made as of the Closing, except for any variations therein resulting from actions contemplated or permitted by this Agreement, and each of the covenants to be performed by Linvatec at or before the Closing pursuant to the terms hereof shall have been duly performed in all material respects. 3M shall have been furnished with a certificate of Linvatec, executed on its behalf by an appropriate officer of Linvatec and dated the Closing Date, certifying to the foregoing effects.

(b)      No action,  suit or proceeding by any  governmental  authority shall be pending against Linvatec or 3M which seeks to prevent the consummation of the transactions contemplated by this Agreement, and no injunction or order of any court or administrative agency of competent jurisdiction shall be in effect which restricts or prohibits the consummation by Linvatec of 3M of the transactions contemplated by this Agreement.

(c)      Any  waiting  period  (and any  extension  thereof)  under  the HSR Act
                  applicable  to  the   acquisition  of  the  Purchased   Assets
                  contemplated hereby shall have expired or been terminated.

                                  ARTICLE VIII
                               Certain Agreements

                  8.01 Linvatec Investigation: No Representations or Warranties:
Exclusivity of Remedies.

(a)      LINVATEC  HEREBY  ACKNOWLEDGES  THAT  IT HAS  EVALUATED  AND  CONDUCTED
                  THOROUGH DUE DILIGENCE WITH RESPECT TO THE 3M PRODUCT LINE. THE PURCHASED ASSETS AND THE BUSINESS (INCLUDING THE OPERATIONS, CONTRACTS, CUSTOMER FILES, MANUFACTURING PROCESS, INTELLECTUAL PROPERTY, FINANCIAL INFORMATION AND PROSPECTS OF THE BUSINESS (INCLUDING BUT NOT LIMITED TO ANY DOCUMENTS PROVIDED TO LINVATEC BY 3M), AND HAS BEEN REPRESENTED BY, AND HAD THE ASSISTANCE OF, COUNSEL (INCLUDING BUT NOT LIMITED TO INTELLECTUAL PROPERTY COUNSEL) IN THE CONDUCT OF SUCH DUE DILIGENCE, THE PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE TRANSACTION DOCUMENTS, AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)      3M HAS MADE  AVAILABLE  TO  LINVATEC  AND ITS  REPRESENTATIVES  CERTAIN
                  INFORMATION AND RECORDS RELATING TO THE 3M PRODUCT LINE, THE PURCHASED ASSETS AND THE BUSINESS. IT IS UNDERSTOOD AND AGREED BY THE PARTIES THAT NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, HAS BEEN MADE BY 3M OR ITS AGENTS REGARDING THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, AND THAT 3M WILL NOT HAVE OR BE SUBJECT TO ANY LIABILITY TO LINVATEC OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO LINVATEC, OR LINVATEC'S USE, OF ANY SUCH INFORMATION OR RECORDS, EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT. FURTHERMORE, LINVATEC AGREES THAT IT IS ACCEPTING POSSESSION OF THE PURCHASED ASSETS AT THE CLOSING "AS IS, WHERE IS, WITH ALL FAULTS," WITH NO RESULTING RIGHT OF SET-OFF OR REDUCTION IN THE PURCHASE PRICE, AND THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY OF THE TRANSACTION DOCUMENTS, THE SALE OF THE PURCHASED ASSETS IS BEING MADE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF INCOME POTENTIAL, OPERATION EXPENSE, USE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH REPRESENTATIONS AND WARRANTIES ARE HEREBY DISCLAIMED AND RENOUNCED BY 3M.

(c)      LINVATEC  ACKNOWLEDGES AND AGREES THAT,  EXCEPT AS OTHERWISE  EXPRESSLY
                  PROVIDED IN SECTION 5, ITS SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL CLAIMS RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING CLAIMS FOR BREACHES OF REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT) SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN ARTICLE XI.

(d)      WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NO CLAIMS RELATING TO
                  THE SUBJECT MATTER OF THIS AGREEMENT MAY BE BROUGHT BY LINVATEC AGAINST ANY DIRECTOR, OFFICER OR EMPLOYEE 3M IN HIS OR HER INDIVIDUAL CAPACITY.

                  8.02 Conduct of Business. Except as expressly contemplated by this Agreement, from the date hereof until the Closing, 3M will conduct the Business in the usual and ordinary course. 3M specifically agrees that it will not (i) enter into any agreements with respect to the Business that are less favorable than contracts currently in place, (ii) enter into new contracts without the prior written consent of Linvatec, (iii) give away any products or services associated with the Business without the prior written consent of Linvatec (iv) offer or provide its products to customers, distributors or others in any special incentive pricing packages, including any bundled sales of the Products with other medical or other products, except as may be necessary to meet competitive pricing in the markets for the Product being sold as part of the Business and only then after receiving proof of approval from Linvatec; and
(v) offer discounted pricing or free products in connection with any effort to sell other 3M products.

                  8.03 Unassignable Contracts. Notwithstanding anything to the contrary stated in this Agreement, but subject to Article VI (Intellectual Property), if any Contract cannot be assigned to or assumed by Linvatec without the approval, consent or waiver of another party thereto, and such approval, consent or waiver has not been obtained at or prior to the Closing, then (i) such Contract shall not be assigned to or assumed by Linvatec at the Closing,
(ii) 3M and Linvatec shall, if such approval, consent or waiver is obtained following the Closing, promptly thereafter execute all documents necessary to complete the assignment and assumption of such Contract (at Linvatec's expense), and (iii) unless and until such approval, consent or waiver is obtained and such assignment and assumption occurs, 3M shall hold the benefits and privileges of such Contract arising after the Closing Date in trust for Linvatec and Linvatec will indemnify and hold harmless 3M against and with respect to all obligations of 3M payable or performable after the Closing Date under such Contract. Each of 3M and Linvatec agrees to use reasonable efforts to promptly obtain all approvals, consents and waivers from third parties to the Contracts which are necessary to permit the Contracts to be assigned to and assumed by Linvatec, provided that neither 3M nor Linvatec shall be obligated to make any payment or offer or grant any accommodation (financial or otherwise) in exchange for any such approval, consent or waiver.

                  8.04 Bulk Transfer Laws. 3M and Linvatec mutually waive compliance with the provisions of any applicable state bulk transfer laws, including any state tax laws relating to the obligations of buyers of assets in bulk transfers.

                  8.05 Removal of Assets. Linvatec agrees to assume responsibility for, and pay all expenses in connection with transporting and relocating those Purchased Assets which at the Closing are located at any of 3M's facilities. Such removal shall be completed within thirty (30) days after the termination of the Supply Agreement. 3M agrees to give Linvatec, its agents and employees access to such facilities at reasonable times and upon reasonable notice, and reasonable assistance for purposes of removing such Purchased Assets. 3M shall have no liability to Linvatec in connection with the removal from, such facilities of the Purchased Assets after the Closing, and risk of loss with respect to such Purchased Assets shall pass to Linvatec on the Closing. Linvatec shall be responsible for the costs of repairing any damage to such facilities resulting from the removal of the Purchased Assets therefrom.

                  8.06     [Intentionally omitted]

                  8.07 Record Retention. Linvatec shall retain all business files and documents included in the Purchased Assets and so specified in
Schedule 8.07 (Record Retention) for a period of ten years after the Closing Date, and Linvatec shall make available to 3M any such records for inspection and copying, upon reasonable notice from 3M.

                  8.08 Governmental Filings. Unless such Notification and Report Form has already been filed, Linvatec and 3M agree to make or cause their affiliates to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby within five business days of the date hereof, to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act, and to use all reasonable efforts to obtain an early termination of any applicable waiting period under the HSR Act.

                  8.09 Further Assurances. For a period of one (1) year following the Closing Date, 3M shall promptly execute, acknowledge and deliver any further assignments, conveyances and other instruments of transfer reasonably requested by Linvatec and necessary to effectuate the transfer of title to the Purchased Assets to Linvatec and, at Linvatec's expense, will take any other action consistent with the terms of this Agreement that may be reasonably be requested by Linvatec for the purpose of assigning, transferring, granting, and confirming ownership in or to Linvatec, or reducing to Linvatec's possession, any or all of the Purchased Assets.

                  8.10 Further Assistance. For a period of one (1) year, 3M agrees to complete any documents necessary to show that Linvatec did not assume assets with liens or outstanding tax obligations.

                  8.11 No Adverse Material Change. 3M agrees that it will make all commercially reasonable efforts to maintain the Business at its current levels up to and through Closing, and that there will be no Adverse Material Change in the Business prior to and up to the Closing.

                  8.12 Product Liability Assistance. 3M will assist Linvatec with the defense of any and all future product liability actions brought within one (1) year after Closing, and will make reasonably available any retained employees to assist in the defense of any such actions, with Linvatec being responsible only for out-of-pocket travel expenses, if any, incurred by such 3M employees therewith. Linvatec will similarly assist 3M with the defense of any and all product liability actions brought prior to Closing or against which 3M is obligated to defend according to Section 10.02(b).

                  8.13 Non-Competition Agreement. For a period of five (5) years following the Closing Date, neither 3M, nor any of the Affiliates of 3M shall sell directly or indirectly anywhere within the United States or U.S. territory and any foreign country any 3M Products being sold in this Agreement. If at the time of enforcement of this Section 8.13, the court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area, but in no event in excess of the stated duration, scope or area. In an action in law or in equity for breach or enforcement of this
Section 8.13 brought in any court having competent jurisdiction over the parties to such an action, the prevailing party shall be entitled to recover from the other party or parties its reasonable attorneys fees, costs and expenses associated with prosecuting or defending such an action to its final disposition (including final dispositions by summary adjudication, judge or jury verdict or final appeal).
                  8.14     [Intentionally omitted]

                  8.15 Misdirected Payments. The parties anticipate that certain third parties, including customers and vendors, may misdirect payments or goods to 3M rather than to Linvatec, or to Linvatec rather than 3M. 3M and Linvatec agree to notify and to forward to the other promptly any such misdirected payments or goods.

                  8.16 Transition Agreement. 3M will assist Linvatec in the transition of the business. 3M and Linvatec will send a joint letter to customers of the Business informing them that Linvatec has purchased the Business. 3M will introduce the appropriate Linvatec represesentative to the customers. If, at any time within eighteen (18) months after Closing, customers contact 3M to purchase 3M Products sold through this Agreement, 3M will notify those customers that the 3M Products are available from Linvatec.

                  8.17  Vendor  Assignments  or  Assistance.   3M  shall  assist
Linvatec in transferring or assigning, or entering into supply agreements with vendors or with 3M or its affiliates, as Linvatec may require.

                  8.18 Independent Sales Representatives. Linvatec will pay 50% of all commissions and incentive payments that 3M is obligated to pay to independent sales representatives for sales of 3M Products occurring from Closing through December 31, 1998. 3M will pay the full amount of the commissions and incentive payments to the independent sales representatives and deduct the amount owed by Linvatec from the prepayment stated in the Supply Agreement.

                  8.19 3M Materials and Components. "3M Materials and Components" are materials and components that 3M uses in the 3M Products but are not included in the Purchased Assetsand for which there are no substitutes available from another supplier. 3M will supply 3M Materials and Components to Linvatec for the manufacture of 3M Products by Linvatec for one year from the end of the Supply Agreement at prices it charges to similar customers who purchase like quantities of the 3M Materials and Components.

                                  ARTICLE VIIIA
                                    Employees

                  8A.1 In the event Buyer offers employment to 3M employees and 3M employees accept this offer of employment at the time of closing, they shall be referred to as "Transferred Employees".

                  8A.2 Benefits. Buyer will provide coverage and benefits to the Transferred Employees under same pension and welfare benefit plans covering its salaried employees, and 3M will have no responsibility therefor on and after such date. 3M shall remain responsible to the Transferred Employees for all benefits accrued pursuant to 3M benefit plans prior to the closing date and payable under the provisions of such plans. Buyer assumes no liability or obligation therefor.

                  8A.3 Service Credit. Buyer shall cause each of its pension and welfare benefit plans to recognize all of the service that the Transferred Employees completed with 3M for purposes of determining their eligibility to participate in, eligibility for benefits under, vesting in accrued benefits, and accrual of benefits under such plans (except for Buyer's Defined Benefit Pension Plan.)

                  8A.4 Group Health Plans. Buyer will cause its group health benefit plans to (i) waive any exclusions for pre-existing conditions affecting Transferred Employees and their eligible family members, and (ii) recognize any out of pocket medical and dental expenses incurred by Transferred Employees and their eligible family members during 1998, but prior to the Closing Date, for purposes of determining their deductibles and out of pocket maximums under Buyer's plans.

                  8A.5 Vacation Benefits. Transferred Employees will be covered by and begin accruing benefits under Buyer's vacation plan covering its salaried employees. Buyer's vacation plan shall recognize all of the Transferred Employees' years of service with 3M for the purpose of determining their future vacation benefits.
                                   ARTICLE IX
                                     Closing

                  9.01 Closing Date. The closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (the "Closing") shall take place on November 5, 1998, at the offices of 3M, at 10:00 a.m., or, if the conditions to Closing set forth in Article V shall not have been satisfied or waived by the appropriate party by such time of day on such date, at the same time of day on the first business day to occur following the date on which all of the conditions to Closing set forth in
Article VII shall have been satisfied or waived as provided therein (subject to the provisions of Section 11.01), or at such other date, place or time as Linvatec and 3M may agree upon in writing. The date on which the Closing shall be required to occur, as determined in accordance with this Section 9.01, is herein referred to as the "Closing Date". The Closing shall be deemed to have become effective as of the start of business on the Closing Date.

                  9.02     Closing Deliveries.

(a) 3M agrees to deliver to Linvatec at the Closing such bills of sale, assignments and other instruments of transfer (excluding transfer of Intellectual Property or IP Agreements), in form and substance reasonably satisfactory to Linvatec, as shall be necessary or appropriate to effect the conveyance to Linvatec of the Purchased Assets (without representation or warranty except as expressly provided in this Agreement), duly executed by 3M.

(b) Linvatec agrees to pay or deliver, as the case may be, to 3M at the Closing the following:

         (i) An assumption agreement, in form of Exhibit D, effecting the assumption by Linvatec of the Assumed Liabilities, duly executed by Linvatec;

         (ii)     The  Purchase  Price  paid in the manner  provided  in Section
                  3.01; and

         (iii) Intellectual property assignment or transfer documents as provided in Article VI.

(c)      The certificates,  instruments and documents  executed and delivered by the parties at the Closing pursuant to this Agreement are herein collectively referred to as the "Transaction Documents".

                  9.03 Post-Closing Deliveries. Each of Linvatec and 3M will, at the request and sole cost and expense of the other such party, do, make, execute, acknowledge and deliver after the Closing all such other and further acts and instruments of conveyance, assignment, transfer, consent and assumption as Linvatec may reasonably require to confirm conveyance and transfer to Linvatec of any of the Purchased Assets or as 3M may reasonably required to confirm assumption by Linvatec of any of the Assumed Liabilities. Nothing contained herein shall be construed to require 3M to acquire any intellectual property license from any third party.

                                    ARTICLE X
                                    Indemnity

                  10.01 Survival. The representations and warranties of Linvatec and 3M herein or in any of the Transaction Documents shall survive the Closing, but, as to any claim, only for so long as the indemnification obligations under this Agreement with respect to such claim remain in force as provided in Sections 8.09, 8.10, 8.12, 8.13, 8.16, , 10.02(d) or 10.03(b), as the case may
be.

                  10.02    Indemnity by 3M.

(a)      3M hereby agrees to indemnify and hold  harmless  Linvatec  against and with respect to any and all claims, losses, injuries, damages, deficiencies, liabilities, obligations, assessments, judgments, costs and expenses, including (except as otherwise expressly provided in this Agreement) costs and expenses of litigation and reasonable attorneys' fees ("Losses"), suffered or incurred by Linvatec to the extent caused proximately by:

                  (i) any material breach of any representation or warranty of 3M contained in this Agreement;

                  (ii) any material non-fulfillment of any covenant or agreement of 3M contained in this Agreement;

                  (iii) any failure of the parties, in connection with the transactions contemplated hereby, to comply fully with the provisions of any applicable state bulk transfer laws, including any state tax laws relating to the obligations of Linvatecs of assets in bulk transfers (provided that in no event shall 3M be required to indemnify Linvatec hereunder with respect to any liability for which Linvatec would have been obligated even had such laws been fully complied with, including any Assumed Liabilities or any other liabilities or obligations that Linvatec has expressly agreed to pay or be responsible for pursuant to this Agreement);

                  (iv) with respect to any claim of infringement of third party intellectual property rights, any sales of 3M Products by 3M before the Closing Date.

(b)      3M hereby agrees to indemnify and defend  Linvatec  against any and all claims, suits, actions or proceedings for personal injuries alleged to have been caused by 3M Products prior to Closing.

(c)      3M  hereby  agrees  to  pay  Linvatec's  actual  expenses  incurred  in recalling 3M Products sold prior to Closing if a recall is required within six months after Closing. `Actual expenses' include Linvatec's actual costs of collecting the recalled product (if required), repairing or replacing the recalled product, or refunding the appropriate proportional amount of the purchase price. Linvatec will give 3M prompt notice of any recall for which 3M is obligated to pay the actual expenses. Linvatec will choose the least costly among repairing, replacing or refunding the appropriate proportional amount of the purchase price of the recalled products. 3M is not obligated to pay for expenses associated with identifying the cause of the problem creating the need to recall or with developing the appropriate correction.

(d)      Notwithstanding  anything to the  contrary  provided  elsewhere in this
                  Agreement, the obligations of 3M under this Agreement to indemnify Linvatec with respect to any claim pursuant to clause (i) of Section 10.02(a) shall be of no force unless Linvatec has given 3M written notice of such claim prior to the eighteen (18) months after the Closing Date.

(e)      Notwithstanding  anything to the  contrary  provided  elsewhere in this
                  Agreement, in no event shall 3M be liable to Linvatec for amounts payable under clause (i) of Section 10.02(a) until such amounts exceed in the aggregate $50,000.

(f)      Notwithstanding anything to the contrary provided in this Agreement, in no event shall 3M be liable to Linvatec for amounts payable under clauses (i) and (ii) of Section 10.02(a) and Section 10.02(c) to the extent such amounts exceed in the aggregate fifty percent (50%) of the Purchase Price.

                  10.03    Indemnity by Linvatec.

(a)      Linvatec  hereby  agrees to indemnify  and hold harmless 3M against and with respect to any and all Losses suffered or incurred by 3M to the extent caused proximately by:

                  (i) Any material breach of any representation or warranty of Linvatec contained in this Agreement or in any of the Transaction Documents; or

                  (ii) Any material non-fulfillment of any covenant or agreement of Linvatec contained in this Agreement or in any of the Transaction Documents; or

                  (iii) Any claims which are brought against 3M as a result of the retention by Linvatec after the Closing on any assets transferred to Linvatec hereunder of any trade names or trademarks of 3M not included in the Purchased Assets, as permitted by Article VI (Intellectual Property); or

                  (iv)     The Assumed Liabilities; or

                  (v) With respect to any claim of infringement of third party intellectual property rights, any sales of products by Linvatec after the Closing Date.

(b)      Notwithstanding  anything to the  contrary  provided  elsewhere in this
                  Agreement the obligation of Linvatec under this Agreement to indemnify 3M with respect to any claim pursuant to Section 10.03(a) shall be of no force unless 3M has given Linvatec written notice of such claim within eighteen (18) months after the Closing Date.

(c)      Notwithstanding  anything to the  contrary  provided  elsewhere in this
                  Agreement, in no event shall Linvatec be liable for amounts payable under Section 10.03(a) until such amounts exceed $50,000.

                  10.04 Third Party Claims. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third party against the indemnified party (a "Third Party Claim"), such indemnified party shall notify the other party (the "indemnifying party") in writing of the Third Party Claim, and deliver to the indemnifying party copies of all notices and documents accompanying or constituting the Third Party Claim, within ten business days after obtaining notice thereof; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder, except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall have been actually prejudiced as a result of such failure and except that the indemnifying party shall not be liable for any expenses incurred during the period in which the indemnified party failed to give such notice. Thereafter, the indemnified party shall deliver to the indemnifying party, within five business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim; provided, however that failure to deliver such copies shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure. If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, which election must be made within 30 days after the indemnifying party receives notice of the Third Party Claim from the indemnified party, the indemnifying party will not be liable to the indemnified party for legal expenses incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right, but not the obligation, to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense. If the indemnifying party has not assumed the defense of a Third Party Claim, the indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party. If the indemnifying party chooses to defend or prosecute any Third Party Claim, the indemnified party shall cooperate in the defense or prosecution thereof with reimbursement by the indemnifying party only of reasonable out-of-pocket expenses of the indemnified party incurred in connection therewith. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent, which consent shall not be unreasonably withheld.

                                   ARTICLE XI

                                  Miscellaneous

                  11.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned prior to the Closing:

(a)      By Linvatec  giving  written  notice to 3M, if 3M shall be in breach in any material respect of any representation, warranty or covenant contained in this Agreement (provided that no such termination shall occur unless Linvatec shall have given notice to 3M of such breach, specifying in reasonable detail the nature of such breach, and such breach shall not have been cured in all material respects within 30 days after such notice is given), or if the conditions set forth in Section
                  7.01 shall become impossible to fulfill other than for reasons totally within the control Linvatec and shall not have been waived in writing by Linvatec;

(b)      By 3M giving written notice to Linvatec, if Linvatec shall be in breach in any material respect of any representation, warranty or covenant contained in this Agreement (provided that no such termination shall occur unless 3M shall have given notice to Linvatec of such breach, specifying in reasonable detail the nature of such breach, and such breach shall not have been cured in all material respects within 30 days after such notice is given), or in the conditions set forth in Section
                  7.02 shall have become impossible to fulfill other than for reasons totally within the control of 3M and shall not have been waived in writing by 3M;

(c)      By mutual agreement of 3M and Linvatec; and

(d)      By Linvatec or 3M giving written notice to the other such party, if the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated hereby shall not have been consummated by December 15, 1998, unless such failure shall be due to the failure of the party seeking to terminate this Agreement to perform or observe any covenants contained in this Agreement required to be performed or observed by such party at or before the Closing.

(e)      By Linvatec, if there is any Adverse Material Change in the Business.

(f) If this Agreement is terminated pursuant to any of the provisions hereof, each of the parties hereto shall thereupon be released from all liabilities hereunder, except:

         (i) Liabilities for any default under this Agreement which shall have occurred prior to the effective date of such termination,

         (ii) All confidentiality obligations pursuant to the Agreement dated July 27, 1998, and

         (iii)    Obligations set forth in Sections 11.03 and 11.13.

                  11.02    Dispute Resolution

(a)      Any  disagreement  or dispute  between  the  parties  arising out of or related to this Agreement or the breach or making hereof (a "Dispute") shall be resolved in the manner provided in this
                  Section 11.02. Should there develop any Dispute, either party may, by written notice to the other party, request that such Dispute be referred to the Medical Markets Group Counsel of 3M or Medical Markets Intellectual Property Counsel (for intellectual property issues) and the General Counsel of Linvatec (the "Principals"), who shall negotiate in good faith to attempt to resolve the Dispute. No settlement reached under this Section 11.02(a) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

(b)      Should the procedure outlined in Section 11.02(a) fail to bring about a resolution of each outstanding Dispute within 30 days following the giving of the notice referred to therein, then the parties shall promptly initiate a voluntary, non-binding mediation conducted by a mutually-agreed mediator. Should the parties for any reason be unable to agree upon a mediator, they shall request the clerk of court of the Hennepin County District Court in the State of Minnesota to appoint a capable mediator for them. Linvatec and 3M shall each bear one-half of the costs and expenses of the mediation and shall endeavor in good faith to resolve therein each outstanding Dispute. No settlement reached under this Section 11.02(b) shall be binding on the parties until reduced to a writing signed on behalf of the parties by the Principals.

(c) In the event the parties are unable to resolve any outstanding Dispute as provided above within 60 days following commencement of mediation, then either party may initiate legal action as provided in Section 11.09.

(d)               Notwithstanding  anything  to the  contrary  provided  in this
                  Section 11.02, and without prejudice to the above procedures, either party may at any time, in connection with any Dispute, apply to a court of competent jurisdiction for temporary injunctive or other provisional judicial relief if in such party's sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved in accordance with this Section 11.02.

                  11.03 Expenses. Except as otherwise expressly provided herein, each party hereto shall pay its own legal, accounting and other expenses incident to the preparation of, and consummation of the transactions contemplated by, this Agreement. Each party shall pay its own filing fees under the HSR Act.

                  11.04 Titles. The titles of the Articles and Sections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  11.05 Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to the subject matter hereof, superseding all negotiations, prior discussions and preliminary agreements.

                  11.06 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be considered an original and all of which shall constitute one and the same instrument.

                  11.07 Waivers, Consents and Amendments. Any failure of either of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the other party only by a written instrument signed by such other party, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of either party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth herein. This Agreement may be amended only by an agreement, in writing, signed by the parties hereto.

                  11.08 Governing Law. This Agreement shall be governed in all respects by, and construed under, the laws of the State of Minnesota.

                  11.09  Jurisdiction.  Subject  to the  provisions  of  Section
11.02, each of 3M and Linvatec (i) irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Minnesota for the purposes of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating hereto except in any such court), (ii) agrees that service of any process, summons, notice or document by United States registered mail to such party's respective address set forth in Section 11.12 shall be effective service of process for any action, suit or proceeding in Minnesota with respect to which it has submitted to jurisdiction as set forth above, and
(iii) irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any state or federal courts sitting in Minnesota and agrees not to plead or claim in any such court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. Each of 3M and Linvatec acknowledges that the time and expense required for trial by jury exceed the time and expense required for a bench trial and hereby waive, to the extent permitted by law, trial by jury.

                  11.10 SPECIAL DAMAGES. LINVATEC AND 3M HAVE EACH AGREED TO WAIVE ANY RIGHT TO RECEIVE PUNITIVE, CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES RELATING IN ANY WAY TO THIS AGREEMENT OR THE PURCHASE/SALE OF THE BUSINESS AND/OR THE PURCHASED ASSETS, IRRESPECTIVE OF THE LEGAL THEORY ASSERTED.

                  11.11 Severability of this Agreement. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  11.12 Assignment. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto, provided that this Agreement may not be assigned by either party without the prior written consent of the other party. Except as expressly provided herein, this Agreement is for the sole benefit of the parties hereto and nothing herein shall give or be construed to give to any person other than the parties any legal or equitable rights under this Agreement.

                  11.13 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given upon delivery in person, or one day after the same shall have been sent by overnight messenger service, or three days after the same shall have been mailed by registered or certified mail, postage prepaid, return receipt requested, to the respective parties at the following addresses:

         If to Linvatec:            Linvatec Corporation
                                    11311 Concept Boulevard
                                    Largo, Florida 33773
                                    Attention: President

            with a copy:            CONMED Corporation
                                    310 Broad St.
                                    Utica, New York 13501
                                    Attention: President

            If to 3M:               Minnesota Mining and Manufacturing Company
                                    Post Office Box 33428
                                    Saint Paul, Minnesota 55133
                                    Attention: John Ursu

                  11.14 Public Announcements. No press releases or public announcements regarding the terms of this Agreement shall be made by either party without the prior written approval of the other party (which approval shall not be unreasonably withheld), except as may be necessary, in the opinion of counsel for such party, to meet the requirements of any law or governmental regulation or any applicable exchange regulation (in which event the other party will be notified before, if practical under the circumstances, and after any action is taken thereon).

                  11.15 Tax Treatment. It is expressly understood and agreed that none of 3M, Linvatec or any of their respective officers or agents have made any warranty or agreement, express or implied, as to the tax consequences of the transactions contemplated hereby.

                  11.16 Specific Performance. Each of the parties hereto acknowledges and agrees that the other party would be damaged irreparably in the event any of the covenants contained in this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the covenants contained in this Agreement and to enforce specifically this Agreement and the covenants contained herein in any action properly instituted, in addition to any other remedy to which such other party may be entitled under this Agreement or at law or in equity.

                  11.17 Disclosures.

(a)      Matters  disclosed by 3M to Linvatec in this Agreement or the Schedules hereto are not necessarily limited to matters required to be disclosed by this Agreement. Any such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Matters disclosed by 3M to Linvatec in any provision of this Agreement or any Schedule hereto shall be deemed to be disclosed with respect to each provision of this Agreement to the extent such provision requires such disclosure.

(b)      From time to time prior to the Closing,  3M will promptly supplement or amend the Schedules hereto with respect to any matter hereafter arising which would make any representation or warranty set forth in Sections 5.01 or 6.07 inaccurate if not updated as of the Closing, or as is otherwise necessary to correct any information in such Schedules or in any representation or warranty of 3M made in Sections 5.01 or 6.07 (subject to Section 6.08). For purposes of determining the satisfaction of the condition set forth in Section 7.01(a) at or prior to the Closing and the accuracy of the representations  and warranties  contained in Sections 5.01 or
                  6.07 if the Closing does not occur, the Schedules hereto shall be deemed to include boththat information contained therein on the date of this Agreement and any information contained in any subsequent supplement or amendment thereto. Moreover, for purposes of determining the accuracy of the representations or warranties of 3M contained in Sections 5.01 or 6.07 or the liability of 3M with respect thereto under Section 11.02(a) should the Closing occur, the Schedules hereto shall be deemed to include all information contained in any subsequent supplement or amendment thereto.

                  11.18    Interpretation. In this Agreement:

(a)      words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

(b)      the word "including" shall mean "including without limitation";

(c)      the word "affiliate"  shall have the meaning set forth in Rule 12b-2 of
                  the  General  Rules  and  Regulations   under  the  Securities
                  Exchange Act of 1934, as amended;

(d)      the word "person" shall mean and include an individual,  a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

(e)      the word  "business  day"  shall  mean any day other  than a  Saturday,
                  Sunday or a day which is a statutory holiday under the laws of the United States or the State of Minnesota;

(f)      when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded and, if the last day of such period is not a business day, the period shall end on the next day which is a business day; and

(g)      all dollar amounts are expressed in United States funds.

                  [Remainder of page intentionally left blank].

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

ATTEST:                                              MINNESOTA MINING AND
                                                     MANUFACTURING COMPANY

________________________                             By:

                                                     Its

ATTEST:                                              LINVATEC CORPORATION

________________________                             By:

                                                     Its